UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 16, 2005

BPZ Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado
(State or Other Jurisdiction of Incorporation)

000-29098	33-0502730
(Commission File Number)	(I.R.S. Employer Identification No.)

11999 Katy Freeway, Suite 560 Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

(b)           In a planned transition, effective May 16, 2005, Manuel Pablo Zúñiga-Pflücker, President and a Director of BPZ Energy, Inc. succeeded Mr. Tom Kelly as Chief Executive Officer.  Mr. Kelly will continue in an active role as a Director of the Company.

(c)           Effective May 16, 2005, the Company appointed Frédéric Briens as Chief Operating Officer and Randall D. Keys as Chief Financial Officer.  Mr. Keys will be the Company’s principal financial officer and principal accounting officer.

Frédéric Briens, Chief Operating Officer.  Mr. Briens, age 45, joined BPZ Energy, Inc. as Vice President of Engineering in December 2004 and was named Chief Operating Officer of BPZ Energy, Inc. in May 2005.  From 2002 through 2004, Mr. Briens served as Geosciences and Business Development Manager for Perenco in Venezuela.  From 1999 to 2002, Mr. Briens was the Chief Reservoir Engineer for Lundin Petroleum in Switzerland.  Mr. Briens is a petroleum engineer with over 20 years of operating experience in international oil and gas projects spanning the globe.  He has also served in senior technical and operating positions with Conoco, Schlumberger and Chevron.  Mr. Briens holds an M.S. and a Ph.D. in petroleum engineering from Texas A&M University, an MBA from Colorado State University and an engineering degree from Ecole Centrale de Paris.

Randall D. Keys, Chief Financial Officer.  Mr. Keys, age 46, was named Chief Financial Officer of BPZ Energy, Inc. in May 2005 and has been engaged as a financial consultant for the Company since October 2004.  From 2002 through 2004, Mr. Keys served as a financial consultant and Chief Financial Officer of Transmeridian Exploration, Inc., an Amex-listed oil and gas company with operations in Kazakhstan.  From 1998 to 2001, he served as Chief Financial Officer of Core Laboratories, N.V., a NYSE-listed global oilfield service company, and one of its predecessors.  Mr. Keys earned a B.B.A. in accounting from the University of Texas and is a Certified Public Accountant.  He also serves as a Director and Chairman of the Audit Committee of Far East Energy Corporation, a public oil and gas company.

Manuel Pablo Zúñiga-Pflücker, President, Chief Executive Officer and Director.  Mr. Zúñiga-Pflücker, age 44, has been President and a Director of BPZ Energy, Inc. since its formation in 2001 and in May 2005 assumed the additional title of Chief Executive Officer.  Mr. Zúñiga-Pflücker served as President of BPZ & Associates, Inc., the former parent company of BPZ Energy Inc., from 1989 until its Merger with Navidec, Inc. in September 2004, at which time BPZ & Associates became inactive.  Mr. Zúñiga-Pflücker began his career with Occidental Petroleum Corporation.  He holds a B.S. in mechanical engineering from the University of Maryland as well as an M.S. in petroleum engineering from Texas A&M University.

The material terms of the compensation arrangements with these principal officers are summarized below:

Messrs. Zúñiga, Briens, and Keys each receive an annual base salary of $120,000, which will be subject to review.  These officers will also be eligible to receive discretionary bonus compensation to be determined by the Company’s Board of Directors.

In addition to their base salaries, Messrs. Briens and Keys will each receive grants of 450,000 shares of restricted common stock (“Restricted Stock Awards”).  The awards will vest in three equal annual installments beginning on the first anniversary of the date of grant.

Messrs. Briens and Keys will each also receive an incentive award of 225,000 shares of restricted common stock (“Incentive Awards”) that will vest at such time that the Company achieves the second earn-out target under the Merger Agreement between Navidec, Inc. and BPZ Energy, Inc., a Texas corporation (“BPZ-

Texas”), which provides that the former shareholders of BPZ-Texas will receive 9,000,000 shares of the Company’s common stock if the Company achieves production of 2,000 barrels of oil per day equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

The Company intends to grant the Restricted Stock Awards described above under the BPZ Energy, Inc.  2005 Long-Term Incentive Compensation Plan (the “Plan”), which the Company’s Board of Directors has proposed for shareholder approval at the 2005 Annual Meeting of shareholders.  Such grants will not be completed until the Plan has been approved by the shareholders.  The Incentive Awards will not be issued under the Plan.  The Company cannot complete the grant of either of these Awards until it gains approval to increase the number of its authorized shares of common stock, which has also been proposed for shareholder approval at the 2005 Annual Meeting of shareholders.

ITEM 7.01.             Regulation FD Disclosure.

In connection with the appointment of new principal officers, the Company issued a press release on May 18, 2005, which is being furnished as Exhibit 99.1 to this report.

ITEM 9.01.             Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Energy, Inc. Press Release, dated May 18, 2005, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ ENERGY, INC.
(Registrant)

Dated: May 20, 2005	By:	/s/ Manuel Pablo Zúñiga-Pflücker
	Name:	Manuel Pablo Zúñiga-Pflücker
	Title:	President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Energy, Inc. Press Release, dated May 18, 2005.